Exhibit 1

[DEALER LETTERHEAD]

[DATE]

Allergan W.C. Holding Inc.

5 Giralda Farms

Madison, NJ 07940

Re: Master Confirmation: Premium Share Forward Transactions

The purpose of this communication (this “Master Confirmation”) is to set forth certain terms and conditions of one or more share forward transactions (each, a “Transaction”) that may be entered into from time to time between Allergan W.C. Holding Inc., a corporation organized under the laws of Delaware (“Counterparty”) and [DEALER] (“Dealer”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. Each such Transaction entered into between Dealer and Counterparty that is subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Exhibit A hereto (each, a “Supplemental Confirmation”), with such modifications as to which the parties mutually agree. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below and evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation shall supplement, form a part of and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (without any Schedule but with the elections set forth in this Master Confirmation). For the avoidance of doubt, the Transactions under this Master Confirmation shall be the only transactions under the Agreement and shall not be subject to any other (existing or deemed) agreement to which Dealer and Counterparty are parties.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation, (ii) this Master Confirmation, (iii) the Equity Definitions and (iv) the Agreement.

For purposes of the Equity Definitions, each Transaction is a Share Forward Transaction.

1.    Set forth below are the general terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation (in respect of the related Transaction), shall govern the relevant Transaction:

General Terms:

Trade Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Seller:	Counterparty.

Buyer:	Dealer.

Shares:	The American depositary shares, each representing one ordinary share, par value NIS 0.10 per share, of Teva Pharmaceutical Industries Limited (such issuer, the “Issuer” and such ordinary shares, the “Underlying Shares”) (Exchange Symbol: “TEVA”).

Number of Shares:	For each Transaction, as specified in the related Supplemental Confirmation.

Prepayment:	Applicable.

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Variable Obligation:	Not Applicable.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Settlement Currency:	USD

Share Delivery:

Share Delivery:	Counterparty shall deliver the Number of Shares on the Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Share Delivery Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Valuation:

Forward Price:	For each Transaction, an amount equal to the arithmetic average of the VWAP Prices for all Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below, plus the Premium.

Premium:	For each Transaction, as specified in the related Supplemental Confirmation.

VWAP Price:	For any Exchange Business Day, the per Share volume-weighted average price on such day as published on Bloomberg Page “TEVA <equity> AQR” or any successor page thereto or, if such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as determined by the Calculation Agent using a volume-weighted methodology, if practicable.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction and ending on, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Termination Date:	For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date for all or any portion of such Transaction (an “Accelerated Termination Date”) by delivering written notice (an “Acceleration Notice”) to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Calculation Date immediately following the designated Accelerated Termination Date. Dealer shall specify in each Acceleration Notice the portion of the relevant Transaction that is subject to acceleration. In the case of an acceleration in respect of only a portion of such Transaction, the Calculation Agent shall make appropriate technical adjustments to the terms of such Transaction to reflect the partial settlement of the Number of Shares (including cumulative adjustments to take into account all prior Accelerated Termination Dates).

Calculation Dates:	For each Transaction, any date that is both an Exchange Business Day and is specified as a Calculation Date in the related Supplemental Confirmation.

Scheduled Termination Date:	For each Transaction, as specified in the related Supplemental Confirmation.

First Acceleration Date:	For each Transaction, as specified in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “on any Calculation Date during the Calculation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs on a date that would otherwise be a Calculation Date, the Calculation Agent may, in order to maintain or unwind a commercially reasonable Hedge Position, postpone the Scheduled Termination Date and the First Acceleration Date by delivering notice in writing to Counterparty of such postponement and any related adjustments within one (1) Scheduled Trading Day of such Disrupted Day. The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares, and the Calculation Agent shall provide Counterparty notice of any such adjustments promptly following such partially Disrupted Day. Any Exchange Business Day on which, as of the Trade Date for the applicable Transaction, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day for purposes of such Transaction; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the Trade Date for such Transaction, then such Exchange Business Day shall be deemed to be a Disrupted Day in full for purposes of such Transaction.

If a Disrupted Day in full occurs during the Calculation Period for any Transaction, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day in full (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

Settlement Terms:

Cash Settlement:	Applicable.

Forward Cash Settlement Amount:	For each Transaction, an amount equal to (i) the Number of Shares multiplied by the Forward Price minus (ii) the Prepayment Amount. If the Forward Cash Settlement Amount is a positive number, Dealer shall pay such amount to Counterparty on the Cash Settlement Payment Date. If the Forward Cash Settlement Amount is a negative number, Counterparty shall pay the absolute value of such amount to Dealer on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	For each Transaction:

(a) in respect of any settlement for which the related Termination Date for such Transaction is the Scheduled Termination Date, the date that falls one Settlement Cycle following such Termination Date (or, if such date is not a Currency Business Day, the next following Currency Business Day); or

(b) in respect of any settlement for which the related Termination Date for such Transaction is the Accelerated Termination Date, the date that falls three Currency Business Days following such Termination Date.

Adjustments:

Potential Adjustment Events:	In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) any Permitted Block Sale occurs, (y) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above or (z) an Excess Volume Transaction occurs. In the case any event described in clause (x), (y) or (z) above occurs, and notwithstanding Section 11.2(c) of the Equity Definitions (as amended by this Master Confirmation), the Calculation Agent shall, in a commercially reasonable manner, adjust any relevant terms of such Transaction as necessary to account for the economic effect on such Transaction of such Permitted Block Sale, postponement or Excess Volume Transaction, as the case may be. “Excess Volume Transaction” means any Permitted Sale Transaction (as defined in Section 2(d)(iii) of this Master Confirmation) in which any sales of Shares in the aggregate exceed, on the relevant Exchange Business Day, [ ]% of the daily trading volume for the Shares on such Exchange Business Day as reported on Bloomberg page “TEVA US Equity HP” or any successor page thereto; provided, however, that if such day is a Disrupted Day, such Permitted Sale Transaction shall not be an Excess Volume Transaction.

No later than 6:00 p.m. New York City time on any day on which an Excess Volume Transaction occurs, Counterparty shall notify Dealer of the aggregate number of Shares sold by Counterparty on such day in the related Permitted Sale Transaction.

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Dividend:	In respect of any Transaction, (x) any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) for which the ex-dividend date occurs after the Trade Date for such Transaction and on or prior to the final Calculation Date for such Transaction (a “Dividend”) the amount or value of which differs from the Ordinary Dividend Amount for such Dividend, or (y) any Dividend for which an ex-dividend date occurs in any calendar quarter after the Trade Date for such Transaction and on or prior to the final Calculation Date for such Transaction and such ex-dividend date differs from the Scheduled Ex-Dividend Date occurring in such calendar quarter.

Ordinary Dividend Amount:	With respect to each Transaction, as specified in the related Supplemental Confirmation.

Scheduled Ex-Dividend Dates:	With respect to each Transaction, as specified in the related Supplemental Confirmation for each calendar quarter.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (including the word “and” following such clause (i)) and replacing it with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or a Tender Offer shall be made without duplication in respect of any prior adjustment hereunder.

Nationalization, Insolvency or Delisting:	Cancellation and Payment. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any Tax and Stamp Tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions as if Increased Cost of Hedging applied only to such clause (Y) (but for avoidance of doubt, clause (Y) shall not include any costs arising by reason of transactions between Dealer and its affiliates).

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms. Any inability of the Hedging Party referred to in phrases (A) or (B) above that is attributable solely to a deterioration in the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:	Dealer for all applicable Additional Disruption Events; provided that, when making any determination or calculation as “Hedging Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Hedging Party were the Calculation Agent. The parties agree that they will comply with the provisions set forth in the first proviso under “Calculation Agent” below, as if the Hedging Party were the Calculation Agent for purposes thereof.

Determining Party:	Dealer for all applicable Extraordinary Events and Additional Disruption Events; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Master Confirmation as if the Determining Party were the Calculation Agent. The parties agree that they will comply with the provisions set forth in the first proviso under “Calculation Agent” below, as if the Determining Party were the Calculation Agent for purposes thereof.

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

2.	ADDITIONAL TERMS:

(a)    Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(i)    If an Acquisition Transaction Announcement occurs after the Trade Date and on or prior to the last Cash Settlement Payment Date for any Transaction, then the Calculation Agent shall make commercially reasonable adjustments to the exercise, settlement, payment or any other terms of such Transaction as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such event (including adjustments to account for changes in volatility, expected dividends, value of any commercially reasonable Hedge Positions in connection with such Transaction and liquidity relevant to the Shares or to such Transaction (it being understood and agreed that the Calculation Agent (x) shall take into consideration the economic effect of any prior announcement in respect of such Acquisition Transaction and (y) shall reverse any earlier adjustment in whole or in part to the extent that it determines that such reversal is necessary to produce a commercially reasonable result because the earlier adjustment exceeded the adjustment necessary to account for the economic effect of such Acquisition Transaction Announcement)). In addition, if an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date, for any Transaction, the First Acceleration Date shall be the date of such occurrence.

(ii)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding that, if consummated, would result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that, in each case, are reasonably likely to include an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction, or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). The term “announcement” as used in this definition of Acquisition Transaction Announcement means any public announcement by any entity or an affiliate or agent of any entity that is (or reasonably expects or is expected to become) party to the related Acquisition Transaction.

(iii)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “[    ]%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition) or Tender Offer (for purposes of this definition, the definition of Tender Offer shall be read with the reference therein to “10%” being replaced by “[    ]%”) or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Issuer, (iv) any acquisition by Issuer or any of its subsidiaries where the aggregate consideration transferable by Issuer or its subsidiaries exceeds [    ]% of the market capitalization of Issuer (measured as of the relevant date of announcement), (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds [    ]% of the market capitalization of Issuer (measured as of the relevant date of announcement) or (vi) any transaction in which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise); provided that, notwithstanding the foregoing, it shall not constitute an Acquisition Transaction if the relevant transaction or event is solely between Issuer and one or more of Issuer’s wholly owned subsidiaries, or between one or more wholly owned subsidiaries of Issuer and one or more of Issuer’s other wholly owned subsidiaries.

(b)     Depository Receipt Provisions.

(i)     For the purposes of this Master Confirmation the following definitions will apply:

“Depository” means, in relation to the Shares, the issuer of the depository receipts evidencing the Shares or any successor issuer of such depository receipts from time to time.

“Deposit Agreement” means, in relation to the Shares, the agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DR Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Depository, as appropriate”.

“Replacement DR” means depository receipts other than the Shares over the same Underlying Shares.

(ii)     The following amendments shall be made to the Equity Definitions in addition to any other amendments specified herein:

(A)    The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(1)             the DR Amendment shall be applicable, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a material effect on the theoretical value of the Transaction or the Shares;

(2)             “or” shall be deleted where it appears at the end of (vi);

(3)             “.” shall be deleted where it appears at the end of (vii) and replaced with “; or”; and

(4)             the following shall be inserted as provision (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement.”.

(B)    Following the declaration by the Issuer of the terms of any Potential Adjustment Event in relation to the Underlying Shares, Calculation Agent Adjustment shall apply whenever “Calculation Agent Adjustment” is specified as the Method of Adjustment in this Master Confirmation. In making any adjustment following any such Potential Adjustment Event, the Calculation Agent shall take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the relevant Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

(C)    The definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other”, “Share-for-Combined”, “New Shares” and “Other Consideration” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DR Amendment.

(D)    Following the declaration by the Issuer of the terms of any Merger Event or Tender Offer in relation to the Underlying Shares, the Calculation Agent shall, in determining any adjustment pursuant to Modified Calculation Agent Adjustment, take into account (among other factors) any adjustment made by the Depository under the Deposit Agreement.

(E)    The definitions of “Nationalization”, “Insolvency” and “Delisting” in Section 12.6 of the Equity Definitions shall be amended in accordance with the DR Amendment. Notwithstanding anything to the contrary in Section 12.6(a)(iii) of the Equity Definitions, a Delisting shall not occur in respect of the Underlying Shares if the Underlying Shares are immediately re-listed, re-traded or re-quoted on an exchange or quotation system regardless of the location of such exchange or quotation system.

(F)    In addition to any other Potential Adjustment Event hereunder, it shall also constitute a Potential Adjustment Event if a Nationalization or Insolvency in respect of the Depository occurs.

(G)    The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DR Amendment.

(H)    If a Delisting of the Shares occurs or the Depository announces that the Deposit Agreement is (or will be) terminated, then:

(1)    Cancellation and Payment will apply as provided in this Master Confirmation; provided that the parties may agree that a replacement of the Shares with Replacement

DRs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended, and if the parties so agree, then Cancellation and Payment shall not apply in respect of such Delisting or termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DRs or the Underlying Shares, as applicable, and any agreed amendments will be made, in each case with effect from the date agreed by the parties; and

(2)     where Cancellation and Payment applies under clause (H)(1) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.

(I)    For the avoidance of doubt, where a provision is amended by this Section 2(b) in accordance with the DR Amendment, if the event described in such provision occurs in respect of the Underlying Shares or the Depository, then the consequence of such event shall be interpreted consistently with the DR Amendment and such event.

(c)    Calculation Agent: Dealer. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner; provided that, following any determination, calculation or adjustment by the Calculation Agent hereunder, upon a written request from Counterparty, the Calculation Agent shall promptly (but in any event within four (4) Scheduled Trading Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail such determination, calculation or adjustment, as applicable, (including any quotations, market data or information from internal sources used in making such determination, calculation or adjustment, as applicable, but without disclosing Calculation Agent’s proprietary or confidential models or other information that is proprietary or may be subject to contractual, legal or regulatory obligations not to disclose); provided, further, that following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives market to act as the Calculation Agent. In the case of the designation of a Calculation Agent pursuant to the foregoing proviso, Dealer shall be required to pay all reasonable fees charged by the substitute Calculation Agent for the performance of the duties required of it hereunder.

(d)    Additional Representations, Warranties and Agreements of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty hereby represents and warrants to, and agrees with, Dealer on the Trade Date of each Transaction, that:

(i)    Material Nonpublic Information. Counterparty is not in possession of, and is not entering into any Transaction and the related Supplemental Confirmation on the basis of, any material non-public information with respect to the Issuer or any securities of the Issuer (including, without limitation, the Shares).

(ii)    Eligible Contract Participant. Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”)) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)    it has total assets in excess of $10,000,000;

(B)    its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(18)(A)(i) through (iv), 1a(18)(A)(v)(I), 1a(18)(A)(vii) or 1a(18)(C) of the CEA; or

(C)    it has a net worth in excess of $1,000,000 and has entered into such Transaction in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(iii)    No Other Agreement; Permitted Sale Transactions; Permitted Block Sales. (A) As of the date of this Master Confirmation, and as of the Trade Date for each Transaction hereunder, Counterparty has not entered into any outstanding agreement with respect to the sale of Shares or Underlying Shares (including, without limitation, by means of a derivative instrument, whether cash settled or otherwise), with any broker or dealer other than Dealer or its affiliates, other than the Margin Loan Agreement dated as of November 10, 2017 between Allergan Finance, LLC, Allergan Holdings B1, Inc., Counterparty and J.P. Morgan Chase Bank, N.A., London Branch, as described in Schedule 13D filed with the U.S. Securities and Exchange Commission on November 13, 2017 (the “Margin Loan Agreement”) or under this Master Confirmation, and Counterparty covenants and agrees that it will not enter into any other agreement with respect to the sale of Shares or Underlying Shares (including, without limitation, by means of a derivative instrument, whether cash settled or otherwise) prior to the Termination Date for such Transaction; provided, however, that Counterparty may (1) publicly sell Shares for cash through a broker or dealer (which may include Dealer or any affiliate thereof) pursuant to any Rule 10b5-1 plan or other brokerage sale transaction, so long as such sales will not in the aggregate exceed, on any Exchange Business Day, [    ]% of the daily trading volume for the Shares on such Exchange Business Day as reported on Bloomberg page “TEVA US Equity HP” or any successor page thereto (a “Permitted Sale Transaction”); provided, however, that if such day is a Disrupted Day, such volume limit shall not apply and (2) sell Shares for cash in a block transaction to any broker or dealer (which may include Dealer or any affiliate thereof) at risk (a “Permitted Block Sale”).

(B)    Counterparty shall notify Dealer of any Permitted Block Sale (x) if such Permitted Block Sale occurs prior to the close of trading on the Exchange on any Scheduled Trading Day, contemporaneously with entry into such Permitted Block Sale or (y) if such Permitted Block Sale occurs after the close of trading on the Exchange on any Scheduled Trading Day, as promptly as reasonably practicable following such Permitted Block Sale but in no event later than 8:00 a.m., New York City time, on the Scheduled Trading Day immediately following the date thereof. The Calculation Agent may treat the Calculation Date on which a Permitted Block Sale occurs (if such Permitted Block Sale occurs prior to the close of trading on the Exchange on such Calculation Date), or the next following Calculation Date (if such Permitted Block Sale occurs after the close of trading on the Exchange on such Calculation Date) and a commercially reasonable number of Calculation Dates thereafter as Disrupted Days in full, in which case the provisions opposite the caption “Valuation Disruption” in Section 1 above shall apply. Accordingly, Counterparty acknowledges that its delivery of such notice and the related Permitted Block Sale must comply with the standards set forth in Section 2(f) below.

(iv)    Independent Judgment. Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to the Transactions hereunder; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(v)    Affiliate Status. Counterparty is not and for at least three months prior to the Trade Date for each Transaction hereunder has not been an “affiliate” (as such term is defined in Rule 144 under the Securities Act of 1933 (the “Securities Act”) of the Issuer and will not become such an affiliate of the Issuer at any time up to, and including the last Cash Settlement Payment Date for each Transaction; provided that for the purpose of this covenant, the reference to “30 days” in Section 5(a)(ii)(1) of the Agreement is replaced by “five (5) Local Business Days,” and the Calculation Agent may treat any day in such five (5) Local Business Day period as a Disrupted Day in full, in which case the provisions opposite the caption “Valuation Disruption” in Section 1 above shall apply.

(vi)    Bankruptcy Code Affiliate Status. Counterparty is not, and shall not at any time become prior to the last Cash Settlement Payment Date for the applicable Transaction, an “affiliate” of the Issuer (as such term is defined in Section 101(2) of Title 11 of the United States Code (the “Bankruptcy Code”)).

(vii)    Issuer Corporate Policy. To the knowledge of Counterparty, none of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

(e)    U.S. Private Placement Representations. Each of Dealer and Counterparty hereby represents and warrants to the other party as of the Trade Date of each Transaction that:

(i)    It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of such Transaction, and it is able to bear the economic risk of such Transaction.

(ii)    It is entering into such Transaction for its own account and not with a view to the distribution or resale of such Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(f)     10b5-1 Plan.

(i)     Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares or the Underlying Shares. For the avoidance of doubt, the parties hereto acknowledge that entry into any Permitted Sale Transaction, Permitted Block Sale or Other Specified VWAP Sale Agreement (as defined below) shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified VWAP Sale Agreement” means, for any Transaction, any substantially similar premium share forward transaction among Counterparty and Dealer with respect to the Shares entered into on or about the Trade Date for such Transaction.

(ii)     During the Calculation Period for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares and/or Underlying Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share or Underlying Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(iii)     Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(iv)     Counterparty acknowledges and agrees that any amendment, modification or waiver of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding Issuer, the Shares or the Underlying Shares.

(g)     Acknowledgments.

(i)     The parties hereto intend for:

(A)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “swap agreement” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(g), 546(j), 555, 560 and 561 of the Bankruptcy Code;

(B)    the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(C)    a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(D)     all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(ii)     Counterparty acknowledges that:

(A)     during the term of any Transaction, Dealer and its Affiliates may buy or sell Shares or Underlying Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(B)    Dealer and its Affiliates may also be active in the market for the Shares, the Underlying Shares and Share- and Underlying Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(C)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(D)    any market activities of Dealer and its Affiliates with respect to the Shares or the Underlying Shares may affect the market price and volatility of the Shares or the Underlying Shares, as applicable, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(E)    each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the price paid to Counterparty under the terms of the related Transaction.

(h)    Schedule Provisions. The Agreement is further supplemented by the following provisions:

(i)     Termination Provisions.

(A)    The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Counterparty and Dealer.

For purposes of such provisions:

(A)    “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

(B)    “Threshold Amount” means with respect to Counterparty, USD $[            ] and with respect to Dealer, 2% of Dealer’s shareholders equity.

(ii)    Multiple Transaction Payment Netting shall apply for the purpose of Section 2(c) of the Agreement to all Transactions under this Master Confirmation.

3.	MISCELLANEOUS:

(a)    Right to Extend. Dealer may postpone, in whole or in part, any Scheduled Termination Date or any other date of valuation or delivery if Calculation Agent determines, in its good faith and commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to the Trade Date).

(b)    Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with “a material economic” and adding the following words at the end thereof “or options on such Shares”;

(ii)    Section 11.2(c) of the Equity Definitions is hereby amended in the case of an Extraordinary Dividend by (x) replacing the words “a diluting or concentrative” with “a material economic”, and (y) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends or liquidity relative to the relevant Shares)”;

(iii)    Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting immediately prior to the period at the end of subsection (C) the words “; provided that the Non-Hedging Party may only elect to terminate the Transaction upon the occurrence of an Increased Cost of Hedging if the Non-Hedging Party’s notice of such election contains an acknowledgment by the Non-Hedging Party of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Transaction”.

(c)    Transfer or Assignment. Neither Counterparty nor Dealer may transfer any of its rights or obligations under any Transaction hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

(d)    Designation by Dealer. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

(e)    Non-confidentiality. Dealer and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income Tax treatment and U.S. Federal income Tax structure of any Transaction hereunder and all analyses that have been provided to Counterparty relating to such Tax treatment and Tax structure.

(f)    [Reserved.]

(g)    Withholding and Transfer Tax.

Notwithstanding anything to the contrary in the Agreement (including Sections 2(d) and 4(e) of the Agreement):

(i)    All payments or deliveries by Dealer to Counterparty in connection with or in respect of this Master Confirmation and any Transaction hereunder and under any Supplemental Confirmation shall be made when due without deduction or withholding for any Tax (including Stamp Tax and any Tax collected by deduction or withholding) imposed, levied or collected by Israel or by any other jurisdiction due to the Issuer’s (or any of its successors’) Tax residence, activities, or status (any such taxes, “Issuer Jurisdiction Taxes”), unless (x) otherwise required by a Change in Tax Law or due to failure of one of the representations in Section 4(c) or of the Israel Tax Authority Form 2402 provided pursuant to this Section 4(b) to be accurate or true (in which case each party shall use commercially reasonable efforts to provide the other party prompt written notice thereof), (y) an “Event of Default” under the Margin Loan Agreement occurs and is continuing and Dealer, in its sole discretion, determines that withholding is required by applicable law, or (z) Counterparty files a written request for an exemption from withholding or taxation with the Israel Tax Authority (whether by filing Israeli Tax Authority Form A/114 (or successor form) or otherwise) (an “ITA Request”) and the Israel Tax Authority denies that request or has not approved that request at the relevant time (or reasonably in advance of such time to permit compliance with the following procedures). Counterparty shall promptly upon becoming aware of an event or circumstance described in clause (x), (y), or (z) of this Section 3(g)(i) notify Dealer. If withholding is permitted or may be required as a result of an event or circumstance described in clause (x), (y) or (z) of this Section 3(g)(i) then: (A) if the Israel Tax Authority has authorized the placement of the amount to be withheld in escrow, Dealer shall place such amount it would otherwise be required to withhold under applicable law in escrow pending a final determination with respect to the ITA Request or other final event requiring release of the amount authorized to be escrowed, and (B) otherwise, Dealer and Counterparty shall cooperate in good faith to determine whether withholding is prudent (taking into account the circumstances surrounding the delay in receipt of a final determination of the ITA Request), but Dealer, in its sole discretion, may elect to withhold the amount it reasonably determines should be withheld under applicable law and place the withheld amount into escrow pending a final determination with respect to the ITA Request, or, if required by applicable law as determined in the reasonable discretion of the Dealer, deposit the withheld amount with the Israel Tax Authority.

(ii)    Counterparty shall indemnify and hold harmless Dealer and its affiliates from any Issuer Jurisdiction Taxes imposed on them as a result, or in respect, of compliance with the foregoing covenant (whether such Taxes are the result of a Change in Tax Law or not), together with any losses, claims, damages, or liabilities incurred in connection with compliance with the foregoing covenant or in contesting or reducing the amount of such Taxes; provided that in the event that Dealer or an affiliate is notified in writing by an applicable taxing authority that it or an affiliate owes or may owe Issuer Jurisdiction Taxes as a result or in respect of its compliance with the foregoing covenant, (A) Dealer shall use commercially reasonable efforts to mitigate the amount of such Issuer Jurisdiction Taxes or related claim for indemnity (including filing any reports, forms, certificates or otherwise reasonably required by the relevant Tax authorities, the costs associated with such efforts being borne by Counterparty); (B) Dealer agrees to notify Counterparty promptly after becoming aware of such Issuer Jurisdiction Taxes or any claim for which it intends to seek indemnity pursuant to this sentence; and (C) Dealer and Counterparty agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such Issuer Jurisdiction Taxes; provided further that failure or delay by Dealer in taking any action pursuant to clause (A), (B) or (C) of this Section 3(g)(ii) or in providing notice pursuant to Section 3(g)(i) shall not constitute a waiver of Dealer’s indemnification rights under this Section 3(g) or otherwise, unless such failure or delay materially prejudices Counterparty’s ability to mitigate the amount of Issuer Jurisdiction Taxes imposed on Dealer or on Counterparty or of Dealer’s related claim for indemnity; provided further, that for avoidance of doubt, in no event shall Counterparty be responsible under this Section 3(g)(ii) for any Issuer Jurisdiction Taxes imposed by reason of any Hedging Activities conducted by Dealer or its affiliates in respect of any Transaction hereunder (without prejudice to any consequences of an event described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions);

(iii)    Without limiting Dealer’s covenant under the foregoing Section 3(g)(i), any Issuer Jurisdiction Taxes required to be paid by Dealer in connection with payments made by Dealer to Counterparty hereunder and remitted to the appropriate taxing authority shall be treated for all purposes of the Agreement as having been paid to Counterparty to the extent such Taxes are imposed on Counterparty under applicable law. In that event, Dealer shall promptly provide Counterparty evidence of such payment;

(iv)     Without limiting the foregoing, “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any Issuer Jurisdiction Taxes;

(v)    “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding Tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement;

(vi)    Counterparty shall bear and pay, or indemnify the Dealer and its affiliates in respect of, Stamp Taxes and other transfer taxes attributable to the transactions contemplated by this Master Confirmation (for avoidance of doubt, other than such Stamp Taxes or transfer taxes imposed by reason of any Hedging Activities conducted by Dealer or its affiliates in respect of any Transaction hereunder (without prejudice to any consequences of an event described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions), and without duplication of any indemnity obligation of Counterparty under this Section 3(g)). Notwithstanding the foregoing sentence, Dealer shall be responsible for paying or causing to be paid any New York stock transfer taxes payable in connection with a Transaction hereunder to the appropriate taxing authority by the applicable due date, and Dealer shall be entitled to indemnification from Counterparty only to the extent Dealer is not entitled to a rebate or refund of such taxes (and, if such payment is required, Dealer agrees to provide promptly to Counterparty evidence of such payment).

(vii) If, in its sole discretion, Counterparty files any written request for a certification or a ruling with the Israel Tax Authority with respect to this Master Confirmation, each Supplemental Confirmation, or any Transaction hereunder (whether by filing Israeli Tax Authority Form A/114 (or successor form) or otherwise, then (A) Dealer shall use commercially reasonable efforts to provide information and cooperation reasonably requested by Counterparty for purposes of completing Section D of any Israeli Tax Authority Form A/114 (or the equivalent section in a substantially similar successor form); (B) Counterparty shall provide a copy of such completed request to the Dealer; and (C) Counterparty shall promptly notify the Dealer regarding any determination of the Israel Tax Authority with respect to such request. Prior to an event described in clause (x), (y), or (z) of Section 3(g) above, without prior written authorization by Counterparty (as applicable), Dealer shall not submit a formal or informal request to the Israel Tax Authority for a certification, ruling or similar authorization exempting the Dealer from the duty to withhold Israeli Taxes with respect to a sale or other transfer of Shares by Counterparty hereunder (without prejudice to any such request Dealer may make in respect of any other sales or transfers by it, including any Hedging Activity).

(h)    Payments on Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of any Transaction hereunder or the occurrence of a cancellation or termination of any Transaction as the result of an Extraordinary Event, Counterparty may elect, at its option, upon prompt notice to Dealer, for Dealer to deliver to Counterparty any Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such securities or property) up to the amount originally delivered by Counterparty under such Transaction, but excluding any Shares previously sold by Dealer in connection with its hedging activities prior to such occurrence or designation, at a price per Share equal to the VWAP Price on the date of such occurrence or designation, in which case the party making the determination shall factor in such price with respect to such Shares in determining any amount owed pursuant to Section 6(d)(ii) of the Agreement or pursuant to Section 12.7 or 12.9 of the Equity Definitions, as applicable.

(i)    Amendment or Waiver. Any provision of this Master Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(j)    Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO ANY TRANSACTION HEREUNDER, UNDER THE AGREEMENT OR UNDER ANY SUPPLEMENTAL CONFIRMATION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO EACH TRANSACTION HEREUNDER, UNDER THE AGREEMENT AND UNDER EACH SUPPLEMENTAL CONFIRMATION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(k)    Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Transaction shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine).

(l)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication.

(i)    Notices to Counterparty shall be directed as follows:

To:	[ ]
[ ]
[ ]

Attn:	[ ]
[ ]

Telephone:	[ ]
Facsimile:	[ ]

Attn:	[ ]
[ ]

Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]

(ii)    Address for notices or communications to Dealer:

To:	[ ]
[ ]
[ ]
Attn:	[ ]
Title: [ ]
Telephone:	[ ]
Facsimile:	[ ]

(m)    (i)   Account for payments to Dealer:

[ ]

Account for delivery of Shares to Dealer:

[ ]

(ii)    Account for payments to Counterparty:

[ ]

(n)    Reportable transaction. Counterparty hereby notifies the Dealer that a Transaction under this Master Confirmation may be required to be reported under the rules for a “loss transaction” described in Section 1.6011-4(b) of the United States Treasury Regulations. Counterparty shall promptly provide Dealer with a notice if it determines that it or an affiliate will claim a loss under Section 165 of the Code in excess of the threshold specified in Section 1.6011-4(b)(5)(i)(A) of the United States Treasury Regulations. If Dealer intends to file a U.S. Internal Revenue Service Form 8918 in connection with a Transaction under this Master Confirmation pursuant to Section 301.6111-3 of the United States Treasury Regulations or to include Counterparty’s name on a list pursuant to Section 6112 of the Code or if Counterparty intends to file a U.S. Internal Revenue Service Form 8886 (or any successor or equivalent form) in connection with a Transaction under this Master Confirmation, (i) it shall give prompt notice thereof to the other party, (ii) the parties shall use commercially reasonable efforts to cooperate with each other in the preparation and filing of the relevant forms, including by providing relevant information in their possession and reasonably requested by the other party, and (iii) the parties shall use commercially reasonable efforts to prepare and file the relevant forms (and to cause their agents, including their legal counsels, to prepare and file the relevant forms) in a manner consistent with any form filed or to be filed by the other party; provided that nothing in this Section 3(n) shall prevent a party (or its agents) from complying with such tax reporting obligations as it judges appropriate in its sole discretion; and provided further, that apart from the notices required under this clause (i), nothing in this Section 3(n) shall require any party to disclose any information or documents that it considers to be confidential in its reasonable discretion (including the contents of any tax or information return).

(o)    Dealer Representation. Dealer represents as of the Trade Date of each Transaction hereunder that, prior to the time such Transaction was executed, neither Dealer nor any of its Affiliates engaged in any hedging, positioning or similar activity in connection with or in anticipation of the Transaction.

4.	TAX REPRESENTATIONS AND INFORMATION:

(a)    For the purpose of Section 3(f) of the Agreement, each of Dealer and Counterparty represents that it is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income Tax purposes and an “exempt recipient” as that term is defined in Section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(b)    For the purpose of Section 4(a)(i) of the Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Dealer	A complete and accurate U.S. Internal Revenue Service Form [ ](or successor thereto)	(A) Prior to becoming a party to this Master Confirmation; (B) promptly upon reasonable demand by Counterparty; and (C) promptly upon learning that any form or other document previously provided to Counterparty has become obsolete or incorrect.

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Counterparty	(A) A complete and accurate U.S. Internal Revenue Service Form W-9 (or successor thereto) with respect to Counterparty; (B) a duly executed certifications in accordance with Treasury Regulation Section 1.1445-2(b)(2) to the effect that Counterparty is not a “foreign person” for U.S. federal income Tax purposes; and (C) an Israel Tax Authority Form 2402 re: Customer’s Declaration of His/Her Being a Non-Resident For The Purpose Of The Income Tax Ordinance with respect to Counterparty, in the form attached hereto as Exhibit B	(A) Prior to becoming a party to this Master Confirmation; (B) promptly upon reasonable demand by Dealer; and (C) promptly upon learning that any form or other document previously provided to Dealer has become obsolete or incorrect.

(c)    For purposes of Section 4(a)(i) of the Agreement, Counterparty makes the representations specified below as of the date hereof and as of the date of any payment by Dealer under this Master Confirmation:

(i)    It is not a resident of Israel for Israeli tax purposes;

(ii)    No amount to be received by it under this Master Confirmation is attributable to a “permanent establishment” in Israel (or to other fixed place of business in Israel or otherwise attributable to business operations or activities conducted in Israel);

(iii)    No person (or legal entity) residing in Israel holds, directly or indirectly, through holding shares or through a trust or in any other manner, alone or with other Israeli residents, one or more of the means of the control specified below at a rate of 25% or above with respect to Counterparty: (A) the right to participate in profits; (B) the right to appoint a director; (C) the voting right; (D) the right to share in the assets of the entity at the time of its winding up; and (E) the right to direct the manner of exercising one of the rights specified above;

(iv)    It purchased the Shares on or after January 1, 2009; and

(v)    The Issuer’s stock is traded on the Tel Aviv Stock Exchange.

(d)    For purposes of Section 4(a)(i) of the Agreement, Dealer represents as of the date hereof and as of the date of any payment by Dealer under this Master Confirmation that Dealer is not treated as a resident of Israel for Israeli tax purposes, and is not making any payment under this Master Confirmation from or through a “permanent establishment” or other fixed place of business in Israel or otherwise from or through business operations or activities conducted in Israel (other than solely by reason of its execution or enforcement of this Agreement).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it by mail or facsimile transmission to the fax number indicated above.

Very truly yours,

[DEALER]

By:
Name:
Title:

Confirmed as of the date first above written:

ALLERGAN W.C. HOLDING INC., as Counterparty

By:
Name:
Title:

EXHIBIT A

FORM OF SUPPLEMENTAL CONFIRMATION

[DEALER LETTERHEAD]

[DATE]

Allergan W.C. Holding Inc., as Counterparty

5 Giralda Farms

Madison, NJ 07940

Re:	Premium Share Forward Transaction

Dear Sirs:

The purpose of this communication is to set forth certain terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below (the “Transaction”). This confirmation is a Supplemental Confirmation within the meaning of the Master Confirmation for forward transactions dated as of [DATE], 2018, as amended and supplemented from time to time (the “Master Confirmation”), between Allergan W.C. Holding Inc. (“Counterparty”) and [DEALER] (“Dealer”). Capitalized terms used herein have the meanings set forth in the Master Confirmation.

For all purposes under the Master Confirmation, the terms of the Transaction to which this Supplemental Confirmation relates shall be as follows:

Trade Date:	[ , 20 ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ , 20 ]

Share Delivery Date:	The Prepayment Date

Premium:	USD [ ]

Calculation Period Start Date:	[ , 20 ]

Scheduled Termination Date:	[ , 20 ]

First Acceleration Date:	[ , 20 ]

Number of Shares:	[●]

Ordinary Dividend Amount:	USD [●] per Share for the first cash Dividend for which the ex-dividend date falls within a particular calendar quarter, and zero for all other Dividends for which the ex-dividend date falls within such calendar quarter.

Scheduled Ex-Dividend Dates:	[ , 20 ]

Calculation Dates:

[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]

Exhibit A-1

[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]	[ , 20 ]
[ , 20 ]	[ , 20 ]	[ , 20 ]

and each Scheduled Trading Day thereafter.

Exhibit A-2

Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the particular Transaction to which this Supplemental Confirmation relates and return it to us.

Very truly yours,

[DEALER]

By:
Name:
Title:

Acknowledged and Confirmed:

ALLERGAN W.C. HOLDING INC., as Counterparty

By:
Name:
Title:

Exhibit A-3